EXHIBIT 99.1

NEWS FROM HARRIS CORPORATION

Howard L. Lance Named President and CEO of Harris Corporation

MELBOURNE, Florida, January 20, 2003 — Harris Corporation (NYSE:HRS) announced today that Howard L. Lance has been named president and chief executive officer of the company and has been elected to the board of directors. Mr. Lance, 47, was most recently president of NCR Corporation and chief operating officer of its Retail and Financial Group with over $4 billion in sales. Previous to that, Mr. Lance was executive vice president of Emerson Electric Co. At Emerson, he led one of the company’s largest segments, Electronics and Telecommunications, with sales of approximately $3 billion. Mr. Lance’s appointment as president and CEO at Harris is effective February 1, 2003.

Phillip W. Farmer, who currently serves as chairman, president, and CEO of Harris, will continue as chairman of the board and as an employee until the end of June when the company’s fiscal year ends. Mr. Farmer reaches 65 years of age this summer and his career with Harris spans more than 21 years. He was named chairman, president, and chief executive officer of Harris in 1995.

“Howard comes to Harris as a seasoned executive. He has an excellent operations background and broad experience in communications markets,” commented Mr. Farmer. “His track record for growing technology-related businesses is outstanding, and he brings the domestic and international sales and marketing credentials critical for a company of Harris’ size and diversity. His background, global experience, and interests are an excellent match for the leadership role at Harris.”

Mr. Lance spent 17 years of his career at Emerson Electric Co., holding increasingly senior management positions. In 1999, Mr. Lance was named executive vice president for the Electronics and Telecommunications businesses, which provide a broad range of power, electronic, and networking products for the information technology and telecommunications markets.

Previous to that, Mr. Lance was chief executive officer and a director of Astec (BSR) Plc, which was Emerson’s majority-owned power supply and electronic components business based in Hong Kong and listed on the London Stock Exchange. Prior to that, Mr. Lance served as group vice president within the Climate Technologies segment of the company and was previously president of the Copeland Corporation Refrigeration Division. He served at Copeland for a total of 12 years and rose to the top position through a variety of sales, marketing, and product service assignments.

Earlier, Mr. Lance held sales and marketing assignments with the Scott-Fetzer Company and Caterpillar, Inc. where he began his career in an engineering co-op program. He earned an M.S. degree in management from the Krannert Graduate School of Management at Purdue University and a B.S. degree in industrial engineering from Bradley University.

Harris Corporation is an international communications equipment company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Additional information about Harris Corporation is available at <http://www.harris.com/>.

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Note: A photo and bio of Mr. Lance are available at
<http://my.harris.com/home/announcements/newceo.htm>.